                                                                      EXHIBIT 12


                   MERRILL LYNCH & CO., INC. AND SUBSIDIARIES
                   ------------------------------------------
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
               -------------------------------------------------
                             (Dollars In Thousands)


                                                       For the Three Months       For the Six Months
                                                              Ended                     Ended
                                                     ------------------------  ------------------------
                                                       July 1,     June 25,      July 1,     June 25,
                                                        1994         1993         1994         1993
                                                     -----------  -----------  -----------  -----------

 Pretax earnings from continuing operations........  $  432,662   $  594,908   $1,084,870   $1,185,229

 Deduct equity in undistributed net earnings
  of unconsolidated subsidiaries...................      (9,400)      (7,440)     (12,448)      (8,538)
                                                     ----------   ----------   ----------   ----------

 Total pretax earnings from continuing
  operations.......................................     423,262      587,468    1,072,422    1,176,691
                                                     ----------   ----------   ----------   ----------

 Add:  Fixed Charges (A)

         Interest..................................   2,075,400    1,402,722    3,974,827    2,746,069

         Amortization of debt expense..............         771          990        1,568        2,136
                                                     ----------   ----------   ----------   ----------

       Total interest..............................   2,076,171    1,403,712    3,976,395    2,748,205

       Interest factor in rents....................      32,242       33,784       65,806       70,717
                                                     ----------   ----------   ----------   ----------

 Total fixed charges...............................   2,108,413    1,437,496    4,042,201    2,818,922
                                                     ----------   ----------   ----------   ----------

 Pretax earnings before fixed charges..............  $2,531,675   $2,024,964   $5,114,623   $3,995,613
                                                     ==========   ==========   ==========   ==========

 Ratio of earnings to fixed charges................        1.20         1.41         1.27         1.42
                                                     ==========   ==========   ==========   ==========


 (A)  There was no capitalized interest for the 1994 and 1993 periods.


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